UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): April 28, 2015

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Merger Agreement

On April 28, 2015, Penn National Gaming, Inc. (“Penn”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Penn, Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (“Tropicana”), LV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Penn (“Merger Sub”), and Trilliant Gaming Nevada Inc., a Delaware corporation, as the stockholder representative.  Tropicana is a holding company that, through its wholly-owned subsidiaries, owns the Tropicana Las Vegas hotel-casino resort.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Tropicana, with Tropicana surviving as a direct wholly-owned subsidiary of Penn (the “Merger”).  In the Merger, each issued and outstanding share of Class A common stock of Tropicana, par value $0.01 per share, and each issued and outstanding share of preferred stock of Tropicana, par value $0.01 per share, will automatically be converted into the right to receive an amount in cash, without interest, based on the total Merger consideration of approximately $360.0 million, which is subject to a number of adjustments based on, among other things, Tropicana’s working capital, outstanding indebtedness and net operating cash.  Penn expects to fund the Merger through cash on hand and borrowings under the Incremental Facilities (as defined below).

The Merger is subject to customary closing conditions, including the receipt of necessary gaming approvals, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the mailing of an information statement to the stockholders of Tropicana.  The Merger Agreement may be terminated under certain circumstances, including by either party if the consummation of the Merger has not occurred by the outside date, January 28, 2016 (subject to extension by up to three months at the election of Penn or Tropicana if the closing has not occurred as a result of the failure to receive certain gaming approvals).  The Merger is expected to close by year-end 2015.

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances resulting from the failure to obtain necessary gaming approvals, Tropicana would be entitled to receive an aggregate payment of $25.0 million from Penn, comprised of a break-up fee of $21.0 million and the retention of $4.0 million deposited by Penn into escrow concurrently with the execution of the Merger Agreement.

A copy of the Merger Agreement is filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.  The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.  The representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties.  Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about Tropicana or Penn at the time they were made or otherwise and should only be read in conjunction with the other information that Tropicana and Penn make publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

On April 29, 2015, Penn issued a press release announcing the execution of the Merger Agreement.  A copy of this press release is included as Exhibit 99.1 to this report.

First Amendment and Incremental Joinder Agreement

In connection with entering into the Merger Agreement, Penn entered into the First Amendment and Incremental Joinder Agreement (the “First Amendment and Incremental Joinder Agreement”), dated as of April 28, 2015 (the “Effective Date”), with certain subsidiaries of Penn party thereto as guarantors and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer.  Upon the satisfaction of certain conditions precedent by Penn, including, without limitation, the receipt of all required approvals from applicable gaming authorities (such conditions, the “Conditions to Effectiveness”), the First Amendment and Incremental Joinder Agreement will make certain amendments (the “Amendments”) to the Credit Agreement, dated as of October 30, 2013 (the “Credit Agreement”), by and among Penn, as borrower, the subsidiaries of Penn party thereto as guarantors, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer.  Such Amendments include additional commitments to provide to Penn (1) additional loans under the existing term loan A facility of at least $136.0 million (the “Incremental Term A Facility”) and (2) additional revolving commitments under the existing revolving facility of at least $133.0 million (the “Incremental Revolving Facility” and, together with the Incremental Term A Facility, the “Incremental Facilities”).

Upon the receipt of all required approvals from applicable gaming authorities and the satisfaction of the other Conditions to Effectiveness, which include the absence of any payment event of default under the Credit Agreement or bankruptcy event of default with respect to Penn and compliance with the financial maintenance covenants contained in the Credit Agreement on a pro forma basis, the Amendments to the Credit Agreement will be effective.  After giving effect to the Amendments, among other changes, Penn will be able to incur additional term loans and revolving loans (subject to obtaining commitments for such loans) in an aggregate principal amount of up to $700.0 million (inclusive of the Incremental Facilities), plus any additional amount, so long as Penn would not exceed a secured net leverage ratio of 1.50 to 1.00 on a pro forma basis.  After giving effect to the Amendments, the Credit Agreement will have three financial covenants, measured quarterly on a trailing four-quarter basis: a maximum senior secured net leverage ratio of 3.25 to 1.00 (with a step-down at March 31, 2018 to 2.75 to 1.00), a maximum total net leverage ratio of 5.25 to 1.00 (with a step-down at March 31, 2018 to 4.50 to 1.00) and a minimum interest coverage ratio of 2.50 to 1.00.

Beginning on the date that is nine months after the Effective Date, Penn will be required to pay a ticking fee on the aggregate amount of the undrawn commitments under the Incremental Term A Facility at a rate that will range from 0.25% to 0.50% per annum, depending on Penn’s total net leverage ratio.

If the Conditions to Effectiveness are satisfied and the Incremental Facilities become available to Penn, the terms applicable to the Incremental Facilities will be the same as those applicable to the existing term loan A and revolving credit facilities, as applicable, after giving effect to the Amendments.

If the Conditions to Effectiveness are satisfied and the Incremental Facilities become available to Penn, Penn intends to use all or any portion of the proceeds of the Incremental Term A Facility, along with additional cash on hand and proceeds of borrowings under the revolving credit facility provided under the Credit Agreement (including the Incremental Revolving Facility) to consummate the Merger and to pay fees and expenses in connection with the Merger, the Amendments and the Incremental Facilities.  In addition, Penn may use the proceeds of the Incremental Facilities for ongoing working capital needs, capital expenditures, permitted dividends, permitted acquisitions and other general corporate purposes of Penn and its subsidiaries and for any other purpose not otherwise prohibited by the Credit Agreement.

There can be no assurance that the Conditions to Effectiveness will be satisfied.  If the receipt of all required approvals from applicable gaming authorities and the other Conditions to Effectiveness are not satisfied by the date that is twelve months after the Effective Date, the Amendments will not become effective and the commitments to provide the Incremental Facilities will terminate.

A copy of the First Amendment and Incremental Joinder Agreement is filed herewith as Exhibit 10.2 and is incorporated in this Item 1.01 by reference.  The foregoing description of the First Amendment and Incremental Joinder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment and Incremental Joinder Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof to the extent it relates to a material direct financial obligation of Penn is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated April 28, 2015, by and among Penn National Gaming, Inc., Tropicana Las Vegas Hotel and Casino, Inc., LV Merger Sub, Inc. and Trilliant Gaming Nevada Inc.

10.2

First Amendment and Incremental Joinder Agreement, dated as of April 28, 2015 , with certain subsidiaries of Penn party thereto as guarantors and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer.

99.1	Press Release of Penn National Gaming, Inc., dated April 29, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC.

Date: April 29, 2015	By:	/s/ Saul V. Reibstein
	Name:	Saul V. Reibstein
	Title:	Executive Vice President, Finance Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated April 28, 2015, by and among Penn National Gaming, Inc., Tropicana Las Vegas Hotel and Casino, Inc., LV Merger Sub, Inc. and Trilliant Gaming Nevada Inc.

10.2

First Amendment and Incremental Joinder Agreement, dated as of April 28, 2015, with certain subsidiaries of Penn party thereto as guarantors and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer.

99.1	Press Release of Penn National Gaming, Inc., dated April 29, 2015.